File Pursuant to Rule 433
Registration Statement No. 333-138140-05
Chrysler Financial Auto Securitization Trust 2009-A
Issuing Entity
Final Term Sheet
$851,400,000
Class A-2 and Class A-3 Asset Backed Notes
Chrysler Financial Services Americas LLC
Sponsor, Originator, Depositor and Servicer
     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

FREE WRITING PROSPECTUS
July 7, 2009
Chrysler Financial Auto Securitization Trust 2009-A
Distributions payable monthly, beginning August 17, 2009
Trade Date: July 7, 2009
Settlement Date: July 14, 2009

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from Chrysler Financial Services Americas LLC. Interest and principal will be payable on the 15th day of each month (or if the 15th day is not a business day, then on the next business day), commencing on August 17, 2009.
Total Notes Issued(1)

						Weighted	Legal
		Rating	Price to			Average	Final
Class	Size	(S&P/Fitch)	the Public(3)	Coupon	Yield	Life(4)	Date	Cusip

A-1 Notes(2)	$412,000,000	A-1+/F1+	n/a	1.01150%	1.01150%	0.33	July 15, 2010	171203 AA0

A-2 Notes(5)	$121,200,000	AAA/AAA	99.99236%	1.850%	1.8650%	0.99	June 15, 2011	171203 AB8

A-3 Notes(5)	$730,200,000	AAA/AAA	99.98974%	2.820%	2.8420%	1.99	January 15, 2016	171203 AC6

Total Notes(6)	$1,263,400,000	n/a	$851,315,822 (3)	n/a	n/a	n/a	n/a	n/a

(1)	All of the notes issued, except the B notes, will be generally ERISA eligible, subject to important considerations described in the prospectus supplement and prospectus, and will be “eligible collateral” under TALF.

(2)	The A-1 notes are not being offered publicly or in this document.

(3)	Plus accrued interest from July 14, 2009; total is for offered notes.

(4)	At an ABS rate of 1.30%.

(5)	The TALF haircuts with respect to the A-2 and A-3 Notes are 6% and 7%, respectively.

(6)	The issuing entity will issue B notes that are not being offered publicly or in this document and will be initially held by an affiliate of the issuing entity.